Exhibit 99.3

Team,

Today we are excited to announce that we have signed an agreement to combine with Expedia and join their family of companies that includes such well-known brands as Orbitz, Travelocity, and Trivago. This is a huge win for our customers, employees and shareholders as it creates a powerhouse travel business that spans all leading accommodation types - with a consumer footprint second to none.

We’ve also announced plans that involve many strategic changes to our business model, many of which you heard about during our special HomeAway 3.0 Table Talks session.

This is truly an exciting day for all of us – and will help cement HomeAway’s leadership in the vacation rental category for years to come. To hear more about this exciting news, including transaction details, I strongly encourage you to listen to a special investor call today at 1:45 p.m. Pacific Time / 3:45 p.m. Central Time. Callers in the U.S. and Canada may dial 877-741-4244 and use passcode 4111332. All other international callers may dial 719-325-4784 and use passcode 4111332. A live webcast of the conference call will be available to the public at http://investors.homeaway.com and http://ir.expediainc.com. A replay of the call is expected to be available for at least three months.

Together, Dara Khosrowshahi, Expedia’s CEO, and I will explain what this means for the two companies and our vision for the future. We will follow up that call with two special Table Talks where Dara will also join me.

All Hands Table Talks

•	Wednesday, 11/4 at 5:00 pm CST/ Thurs 10:00 am Sydney

•	Locations: Birdhouse & Conference Rooms around the World

•	Topic: HomeAway Headlines

•	Thursday 11/5 at 8:00 am CST/ 12:00 pm Rio/ 3:00 pm Geneva/ 4:00 pm London

•	Locations: Birdhouse & Conference Rooms around the World

•	Topic: Sharing Perspectives plus opportunity for Q&A

Employee attendance is expected at Table Talks, so work with your managers to ensure that you are able to hear our news. (Given high expectations of global attendance, we will be reserving conference rooms and sending out special dial in details to help you join this important conversation. We ask that everyone in an office try to join in a group setting to help with the connection load. Questions may be submitted in advance to Questions@HomeAway.com)

In the meantime, I want to thank each and every one of you for helping us build a company that has become such an important part of the travel ecosystem. Despite the many changes on the horizon, our mission and vision remain the same - to enable families and groups to experience the beauty of whole vacations, every stay, every day, and at every step of their journey. And we will continue to operate as an independent business unit, albeit with even more resources, to realize that vision.

Once the deal closes, HomeAway will become a wholly owned subsidiary of Expedia, Inc. and I will continue to lead HomeAway, reporting directly to Expedia’s CEO, Dara Khosrowshahi.

What does this mean for you?

This combination will enable HomeAway to be even more competitive, so our already bright future just got better. As we pivot to our new business model, we will have the opportunity to lean on Expedia’s vast experience in booking conversion and monetization. And, of course, we’ll also be able to give our suppliers access to their huge global network of travelers.

Simply put, this deal will lead to faster growth for HomeAway, and more opportunity for our employees to grow and be challenged as part of a larger organization.

As of today, however, we still have a long process to undertake before the deal closes. This includes obtaining shareholder support and many late nights to come for our finance and accounting teams.

At any time, you can send questions to the C-team and me by using questions@homeaway.com.

Given that the transaction has not yet closed and is subject to certain regulatory approvals and the tender of shares by holders of a majority of our stock, there isn’t too much that I can share at this time. It’s important to note that this is an announcement only, and until the transaction is closed (expected sometime in Q1 next year), the companies will operate as they have up to this point: separately and independently.

Please note that any interactions with Expedia should be coordinated through Jeff Hurst and Melissa Frugé for Strategy & Legal and unless otherwise authorized under no circumstances should you contact any partners, customers, vendors, suppliers or employees of Expedia with respect to the transaction. If any partner, member of the media, Expedia employee or other third party contacts you during this period outside of authorized contact, please refrain from responding and notify Jeff or Melissa immediately. In terms of impact to our work on a day-to-day basis, it will be business as usual until the closing of the proposed transaction.

You also should not tweet, post or otherwise communicate anything about this transaction without prior authorization because all these communications are regulated by the SEC. Melissa will send a separate message about this.

Look forward to telling you more at Table Talks – bring your questions!

Onward and upward,

Brian

Additional Information and Where to Find It

The exchange offer referenced in this communication has not yet commenced. This communication is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell shares, nor is it a substitute for any offer materials that Expedia, Inc. (“Expedia”) and its acquisition subsidiary will file with the U.S. Securities and Exchange Commission (“SEC”). At the time the exchange offer is commenced, Expedia and its acquisition subsidiary will file a tender offer statement on Schedule TO, Expedia will file a registration statement on Form S-4, and HomeAway will file a Solicitation/Recommendation Statement on Schedule 14D-9 with the SEC with respect to the exchange offer. THE EXCHANGE OFFER MATERIALS (INCLUDING AN OFFER TO EXCHANGE, A RELATED LETTER OF TRANSMITTAL AND CERTAIN OTHER EXCHANGE OFFER DOCUMENTS) AND THE SOLICITATION/RECOMMENDATION STATEMENT WILL CONTAIN IMPORTANT INFORMATION. HOMEAWAY STOCKHOLDERS ARE URGED TO READ THESE DOCUMENTS CAREFULLY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION THAT HOLDERS OF HOMEAWAY SECURITIES SHOULD CONSIDER BEFORE MAKING ANY DECISION REGARDING EXCHANGING THEIR SECURITIES. The Offer to Exchange, the related Letter of Transmittal and certain other exchange offer documents, as well as the Solicitation/Recommendation Statement, will be made available to all holders of HomeAway stock at no expense to them. The exchange offer materials and the Solicitation/Recommendation Statement will be made available for free at the SEC’s website at www.sec.gov. Additional copies may be obtained for free by contacting Expedia’s Investor Relations department at (425) 679-3759.

In addition to the Offer to Exchange, the related Letter of Transmittal and certain other exchange offer documents, as well as the Solicitation/Recommendation Statement, Expedia and HomeAway file annual, quarterly and current reports and other information with the SEC. You may read and copy any reports or other information filed by Expedia and HomeAway at the SEC public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Expedia and HomeAway’s filings with the SEC are also available to the public from commercial document-retrieval services and at the website maintained by the SEC at http://www.sec.gov.

Forward Looking Statements

This document includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements generally can be identified by phrases such as “will,” “expects,” “anticipates,” “foresees,” “forecasts,” “estimates” or other words or phrases of similar import. Similarly, statements herein that describe the proposed transaction, including its financial and operational impact, and other statements of management’s beliefs, intentions or goals also are forward-looking statements. It is uncertain whether any of the events anticipated by the forward-looking statements will transpire or occur, or if any of them do, what impact they will have on the results of operations and financial condition of the combined companies or the price of Expedia or HomeAway stock. These forward-looking statements involve certain risks and uncertainties, many of which are beyond the parties’ control, that could cause actual results to differ materially from those indicated in such forward-looking statements, including but not limited to the ability of the parties to consummate the proposed transaction on a timely basis or at all and the satisfaction of the conditions precedent to consummation of the proposed transaction, including majority of HomeAway’s shares being validly tendered into the exchange offer, the ability to secure regulatory approvals on the terms expected, at all or in a timely manner; the ability of Expedia to successfully integrate HomeAway’s operations; the ability of Expedia to implement its plans, forecasts and other expectations with respect to HomeAway’s business after the completion of the transaction and realize expected synergies; business disruption following the merger; the proposed transaction may not be completed on the timeframe expected or at all; and the other risks and important factors contained and identified in Expedia’s and HomeAway’s filings with the Securities and Exchange Commission (the “SEC”), such as their respective Quarterly Reports on Form 10-Q and Annual Reports on Form 10-K, any of which could cause actual results to differ materially from the forward-looking statements, the Tender Offer Statement on Schedule TO (including the offer to purchase, the letter of transmittal and other documents relating to the tender offer) to be filed by Expedia and its acquisition subsidiary, the registration statement on Form S-4 to be filed by Expedia, and the Solicitation/Recommendation Statement on Schedule 14D-9 to be filed by HomeAway. As a result of these and other risks, the proposed transaction may not be completed on the timeframe expected or at all. The forward-looking statements included in this press release are made only as of the date hereof. Neither Expedia nor HomeAway undertakes any obligation to update the forward-looking statements to reflect subsequent events or circumstances, except as required by law.